Exhibit 5.1

Andrew I. Telsey, P.C. Attorney at Law
12835 E. Arapahoe Road, Tower One, Penthouse #803, Centennial, Colorado 80112 Telephone: 303/768-9221 • Facsimile: 303/768-9224 • E-Mail: andrew@telseylaw.com

May 10, 2016

Board of Directors

GrowGeneration Corp.

503 North Main Street, Suite 740

Pueblo, Colorado 81003

Re:	GrowGeneration Corp.

Registration Statement on Form S-1/A;

Registration Number 333-207889

Ladies and Gentlemen:

We have acted as special legal counsel in the state of Colorado to GrowGeneration Corp. (the “Company”), a Colorado corporation, in connection with its Registration Statement on Form S-1/A1 (the “Registration Statement”), filed with the Securities and Exchange Commission on May 10, 2016 and as subsequently amended thereafter, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate offering by selling shareholders of the Company of up to 8,011,430 shares of common stock, $.001 par value (“Common Stock”) with an aggregate offering price up to $5,478,002.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that Common Stock has been validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.  The aforesaid securities are validly authorized and issued, fully paid and non-assessable in accordance with the general requirements of Colorado corporation law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

We are qualified to practice law only in the State of Colorado. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-1 and to the use our name under the heading “Legal Matters” in the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

ANDREW I. TELSEY, P.C.

/s/ ANDREW I. TELSEY